Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2019 FOURTH QUARTER AND FULL YEAR RESULTS AND SIGNS AGREEMENT TO PURCHASE THE
INLAND TANK BARGE FLEET OF SAVAGE INLAND MARINE

•	2019 fourth quarter GAAP earnings per share of $0.05, or earnings per share of $0.58 excluding one-time charges of $0.53 per share

•	One-time pre-tax charges of $40.3 million or $0.53 per share primarily relates to severance and oil and gas related inventory write-downs

•	Kirby has signed an agreement to acquire the inland tank barge fleet of Savage Inland Marine for approximately $278 million

•	2020 full year earnings per share guidance of $2.60 to $3.40

Houston, Texas (January 30, 2020) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the fourth quarter ended December 31, 2019 of $2.8 million or $0.05 per share, compared with a net loss of ($24.4) million or ($0.41) per share for the 2018 fourth quarter.  Excluding one-time charges in both quarters, 2019 fourth quarter net earnings attributable to Kirby were $34.5 million or $0.58 per share, compared with $44.9 million or $0.75 per share for the 2018 fourth quarter. Consolidated revenues for the 2019 fourth quarter were $655.9 million compared with $721.5 million reported for the 2018 fourth quarter.

For the 2019 full year, Kirby reported net earnings attributable to Kirby of $142.3 million or $2.37 per share, compared with $78.5 million or $1.31 per share for 2018. Excluding one-time items in both years, 2019 net earnings attributable to Kirby were $174.0 million or $2.90 per share, compared with $171.4 million or $2.86 per share for 2018. Consolidated revenues for 2019 were $2.84 billion compared with $2.97 billion for 2018.

Kirby’s 2019 fourth quarter and full year results were impacted by one-time pre-tax charges of $40.3 million or $0.53 per share which included write-downs of oilfield and pressure pumping related inventory of $35.5 million or $0.47 per share, and severance and early retirement expense of $4.8 million or $0.06 per share.

Kirby also announced the signing of a definitive agreement to acquire the inland tank barge fleet of Savage Inland Marine (“Savage”) for approximately $278 million in cash and the assumption of leases. Savage’s tank barge fleet consists of 90 inland tank barges with approximately 2.5 million barrels of capacity and 46 inland towboats. Savage primarily moves petrochemicals, refined products, and crude oil on the Mississippi River, its tributaries, and the Gulf Intracoastal Waterway. Savage also operates a significant ship bunkering business as well as barge fleeting services along the Gulf Coast. The closing of the acquisition is expected to occur late in the first quarter of 2020 and is subject to customary closing conditions and regulatory approvals. The purchase will be financed through additional borrowings.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “The fourth quarter’s financial results were impacted by one-time charges primarily related to the oil and gas market of our distribution and services segment. These actions were necessary to align our operations with oilfield market conditions and anticipated activity levels in 2020. Excluding the one-time charges, our earnings were $0.58 per share.

“In inland marine transportation, we experienced favorable market conditions with barge utilization rates in the low 90% range and pricing increases on term contract renewals. As anticipated, however, the efficiency of our operations declined with the onset of winter weather conditions and major lock maintenance closures which contributed to a 33% increase in delay days as compared to the third quarter. Additionally, the quarter’s results were impacted by higher planned barge maintenance.

“The purchase of Savage’s inland tank barge and towboat fleet represents an excellent strategic addition to Kirby’s inland marine fleet with young, well-maintained vessels. In the last few years, Savage has built a diverse and well-respected inland marine transportation business with a strong presence in towing, bunkering, and fleeting along the Gulf Coast. These operations complement Kirby’s inland business very well and will enable us to better service our customer’s towing and fleeting needs. Further, Savage’s ship bunkering business in New Orleans is an ideal expansion of Kirby’s existing bunkering operations in Texas and Florida, and gives Kirby the ability to service bunker customers in this important Gulf Coast port.

“In coastal, we continued to experience strong customer demand and tightening market conditions with reduced availability of equipment, particularly in the Atlantic and Gulf Coast regions. As a result, barge utilization was in the mid-80% range, pricing on term contracts renewed higher, and many of our spot market barges were placed into new term contracts.

“In distribution and services, results in our oil and gas related businesses declined with many of our key customers cutting their spending and activity levels through the quarter and holidays. In manufacturing, our financial results were heavily impacted by very few orders and weak demand for remanufacturing. Similarly, sales of oilfield related equipment, parts, and service in our distribution businesses were also at reduced levels. Although we believe there will be an increase in oilfield activity levels in 2020, the outlook for our business remains challenging in the near-term as our customers continue to rationalize their pressure pumping fleets and focus on cash flow. As a result, we implemented additional workforce reductions and adjusted the value of oilfield and pressure pumping related inventory to align with current market conditions.

“In the commercial and industrial market, we acquired Convoy Servicing Company (“Convoy”) for $40 million. Convoy is a Thermo King refrigeration system sales, service and parts distributor for North Texas, East Texas, and Colorado. This acquisition expands our geographic distribution territory for Thermo King to include a significant share of Texas and extends our reach into Colorado. The Convoy acquisition closed on January 3rd and is expected to be accretive to our earnings in 2020,” Mr. Grzebinski concluded.

Segment Results – Marine Transportation
Marine transportation revenues for the 2019 fourth quarter were $402.0 million compared with $382.5 million for the 2018 fourth quarter. Operating income for the 2019 fourth quarter was $54.5 million and included $1.5 million of one-time severance and early retirement expense. This compares with operating income of $44.5 million for the 2018 fourth quarter. Operating margin was 13.6% for the 2019 fourth quarter compared to 11.6% for the 2018 fourth quarter.

In the inland market, barge utilization was in the low 90% range during the quarter and was adversely impacted by reduced chemical plant and refinery utilization and extended turnarounds for some major customers. Operating conditions were negatively impacted by significant wind and fog, as well as lock maintenance closures along the Gulf Coast and the Illinois River. Pricing continued to improve year-on-year, with spot rates increasing in the mid-single digits and average rates on renewing term contracts increasing in the low to mid-single digits percentage range. Revenues in the inland market increased 7% compared to the 2018 fourth quarter due to improved pricing and the contribution from the Cenac acquisition, but were partially offset by the impact of reduced chemical plant and refinery utilization. During the quarter, inland represented approximately 78% of marine transportation revenue and had an operating margin in the mid-teens. Inland’s operating income was impacted by increased levels of planned barge maintenance and one-time severance and early retirement expense of $1.1 million.

In the coastal market, barge utilization rates were in the mid-80% range and benefited from strong customer demand and several spot market barges which were placed on term contracts during the 2019 fourth quarter. Compared to the 2018 fourth quarter, spot market pricing increased approximately 10%, and expiring term contracts repriced higher in a range between 5% and 15%. Revenues in the coastal market were up moderately year-on-year primarily due to increased pricing and higher barge utilization. During the quarter, coastal represented approximately 22% of marine transportation revenue and had an operating margin in the mid-to high single digits. Coastal operating income was favorably impacted by lower operating expenses which were partially offset by one-time severance and early retirement expense of $0.4 million.

Segment Results – Distribution and Services
Distribution and services revenues for the 2019 fourth quarter were $253.9 million compared with $339.0 million for the 2018 fourth quarter. Distribution and services generated an operating loss of ($2.7) million in the 2019 fourth quarter which included $3.3 million of one-time severance and early retirement expense.  This compares to operating income of $28.2 million for the 2018 fourth quarter. Operating margin for the 2019 fourth quarter was slightly above breakeven excluding the severance expense compared to 8.3% for the 2018 fourth quarter. The reduced operating margin is primarily the result of significant activity reductions in the oil and gas market and the one-time charges.

In the oil and gas market, revenues and operating income declined compared to the 2018 fourth quarter primarily due to reduced activity in the oilfield which resulted in lower customer demand for new and overhauled transmissions, parts and service in the distribution businesses. The manufacturing group also reported lower year-on-year revenue and an operating loss as a result of reduced orders and deliveries of new and remanufactured pressure pumping equipment. During the quarter, the oil and gas businesses incurred one-time severance and early retirement charges of $3.3 million. The oil and gas market represented approximately 47% of distribution and services revenue and had a negative operating margin in the mid-to high single digits.

In the commercial and industrial market, revenues increased compared to the 2018 fourth quarter primarily due to improvement in the power generation, commercial marine, and on-highway businesses. Operating income declined modestly due to service and product sales mix. During the quarter, the commercial and industrial market represented approximately 53% of distribution and services revenue and had an operating margin in the mid-single digits.

Cash Generation
EBITDA of $72.0 million for the 2019 fourth quarter included $35.5 million of non-cash one-time inventory write-downs and compares with EBITDA of $124.5 million for the 2018 fourth quarter. Cash flow was used to fund capital expenditures of $64.1 million during the 2019 fourth quarter, including $2.3 million for progress payments on the construction of inland towboats, $2.3 million for progress payments on the construction of three 5000 horsepower coastal ATB tugboats, $51.6 million primarily for upgrades to existing inland and coastal fleets, and $7.9 million in distribution and services and corporate. Total debt as of December 31, 2019 was $1,369.8 million, and Kirby’s debt-to-capitalization ratio was 28.9%.

2020 Outlook
Commenting on the 2020 full year outlook and guidance, Mr. Grzebinski said, “Our earnings guidance range for the year is $2.60 to $3.40 per share, reflecting continued growth in inland, flat to modest growth in coastal, and a modest earnings contribution from Savage which takes into consideration integration costs, the time needed to integrate the fleet, inherited contracts, and interest expense. In distribution and services, although we anticipate a modest recovery in our oil and gas businesses relative to fourth quarter 2019 activity levels, significant uncertainty exists in our outlook, particularly regarding manufacturing activity.”

In the inland marine transportation market, 2020 guidance contemplates favorable market conditions with continued growth in customer demand, increased volumes from new petrochemical plants, and modest net new barge construction in the industry. These factors are expected to result in barge utilization rates in the low to mid-90% range throughout the year. Combined with the anticipated contribution from Savage, inland revenues are expected to increase in the low double digits to mid-teens percentage range year-on-year with an overall operating margin in the high teens.

In the coastal market, barge utilization is expected to improve into the mid-to high 80% range driven by strong customer demand and tight industry capacity. Kirby’s retirement of four aging coastal barges, three of which are large capacity vessels that would have required ballast water treatment systems, as well as anticipated activity reductions in the coal transportation business will have an impact on the full year. As a result, coastal revenues are expected to only be flat to slightly up year-on-year with positive operating margins in the low to-mid single digits.

In distribution and services, 2020 revenues are expected to decline 12% to 17% compared to 2019. In the oil and gas market, activity levels are expected to remain restrained in the near term, particularly in manufacturing as customers continue to rationalize excess capacity in their pressure pumping fleets. In oil and gas distribution, sales of transmissions, engines, and parts, as well as service activities are expected to increase from 2019 fourth quarter levels as the year progresses, but the magnitude of the improvement will be dependent on oilfield activity levels. In commercial and industrial, revenues are expected to increase with share growth in the on-highway and industrial markets, including the Thermo-King business with the acquisition of Convoy. Overall, operating margins in distribution and services are expected to be positive in the low to mid-single digits.

Kirby expects 2020 capital spending to be in the $155 to $175 million range, including capital requirements for the Savage fleet. This range represents a 30% to 40% reduction in capital spending compared to 2019. Capital spending guidance includes approximately $25 to $30 million in progress payments on six new 2600 HP inland towboats. Approximately $110 to $120 million is associated with capital upgrades and improvements to existing inland and coastal marine equipment and facility improvements. The balance of approximately $20 to $25 million largely relates to new machinery and equipment, facility improvements, and information technology projects in the distribution and services segment and corporate.

Mr. Grzebinski concluded, “2019 was an exciting, but challenging year at Kirby. In marine, I’m pleased with the hard work and performance of our teams which delivered significant year-on-year financial improvement in both inland and coastal, successfully integrated Cenac, and safely navigated and overcame historic high-water conditions. In 2020, the marine business is poised to deliver positive growth in revenue and earnings, and the addition of Savage will further strengthen our fleet and earnings power for the future. In distribution and services, although the oil and gas market was challenging for much of 2019, we took the necessary actions to right-size our operations and to ensure we emerge from the oilfield downturn as a stronger company. Pent-up demand continues to grow, and it is only a matter of time until the oilfield market recovers and our activity levels increase. When it does, we will be well-positioned to capture the improvement. In commercial and industrial, the Convoy Thermo King acquisition will further expand the diversity of the segment and contribute favorably to segment profitability. And lastly, anticipated growth in cash flow from operations and significant reductions in capital expenditures will enable us to continue to pay down debt and improve our balance sheet even further, as well as provide flexibility to pursue additional acquisition opportunities that may arise.”

Conference Call
A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, January 30, 2020, to discuss the 2019 fourth quarter performance as well as the outlook for 2020. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at http://kirbycorp.com. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 1693666. A replay of the webcast will be available for a period of one year by visiting the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release.  Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2018 year and quarters are available in the Investor Relations section of Kirby’s website, http://kirbycorp.com, under Financials.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2018.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, railcar movers, and high capacity lift trucks for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2019	2018	2019	2018
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$402,010	$382,537	$1,587,082	$1,483,143
Distribution and services	253,917	338,956	1,251,317	1,487,554
Total revenues	655,927	721,493	2,838,399	2,970,697

Costs and expenses:
Costs of sales and operating expenses	471,382	520,580	2,030,046	2,160,946
Selling, general and administrative	106,311	64,981	312,913	304,397
Taxes, other than on income	10,447	9,641	41,933	39,251
Depreciation and amortization	54,861	57,332	219,632	224,972
Impairment of long-lived assets	—	82,705	—	82,705
Impairment of goodwill	—	2,702	—	2,702
Lease cancellation costs	—	2,403	—	2,403
(Gain) loss on disposition of assets	(3,251)	390	(8,152)	(1,968)
Total costs and expenses	639,750	740,734	2,596,372	2,815,408
Operating income (loss)	16,177	(19,241)	242,027	155,289
Other income	1,110	1,140	3,787	5,726
Interest expense	(12,968)	(12,191)	(55,994)	(46,856)
Earnings (loss) before taxes on income	4,319	(30,292)	189,820	114,159
(Provision) benefit for taxes on income	(1,347)	5,961	(46,801)	(35,081)
Net earnings (loss)	2,972	(24,331)	143,019	79,078
Less: Net earnings attributable to noncontrolling interests	(195)	(106)	(672)	(626)
Net earnings (loss) attributable to Kirby	$2,777	$(24,437)	$142,347	$78,452
Net earnings (loss) per share attributable to Kirby common stockholders:
Basic	$0.05	$(0.41)	$2.38	$1.31
Diluted	$0.05	$(0.41)	$2.37	$1.31
Common stock outstanding (in thousands):
Basic	59,799	59,645	59,750	59,557
Diluted	59,998	59,645	59,909	59,689

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2019	2018	2019	2018
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings (loss) attributable to Kirby	$2,777	$(24,437)	$142,347	$78,452
Interest expense	12,968	12,191	55,994	46,856
Provision (benefit) for taxes on income	1,347	(5,961)	46,801	35,081
Impairment of long-lived assets	—	82,705	—	82,705
Impairment of goodwill	—	2,702	—	2,702
Depreciation and amortization	54,861	57,332	219,632	224,972
	$71,953	$124,532	$464,774	$470,768

Capital expenditures	$64,096	$70,109	$248,164	$301,861
Acquisitions of businesses and marine equipment	$4,951	$34,670	$262,491	$533,897

	December 31,
	2019	2018
	(unaudited, $ in thousands)
Long-term debt, including current portion	$1,369,767	$1,410,188
Total equity	$3,371,592	$3,216,301
Debt to capitalization ratio	28.9%	30.5%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2019	2018	2019	2018
	(unaudited, $ in thousands)

Marine transportation revenues	$402,010	$382,537	$1,587,082	$1,483,143

Costs and expenses:
Costs of sales and operating expenses	263,162	253,825	1,034,758	997,979
Selling, general and administrative	31,306	27,965	122,202	122,421
Taxes, other than on income	8,183	9,215	34,538	33,020
Depreciation and amortization	44,881	47,041	179,742	182,307
Total costs and expenses	347,532	338,046	1,371,240	1,335,727

Operating income	$54,478	$44,491	$215,842	$147,416

Operating margin	13.6%	11.6%	13.6%	9.9%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2019	2018	2019	2018
	(unaudited, $ in thousands)

Distribution and services revenues	$253,917	$338,956	$1,251,317	$1,487,554

Costs and expenses:
Costs of sales and operating expenses	208,220	266,755	995,288	1,162,967
Selling, general and administrative	37,279	34,074	145,473	149,756
Taxes, other than on income	2,255	415	7,357	6,177
Depreciation and amortization	8,831	9,476	35,998	39,349
Total costs and expenses	256,585	310,720	1,184,116	1,358,249

Operating income (loss)	$(2,668)	$28,236	$67,201	$129,305

Operating margin	(1.1)%	8.3%	5.4%	8.7%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2019	2018	2019	2018
	(unaudited, $ in thousands)

General corporate expenses	$3,359	$3,768	$13,643	$35,590

Impairment of long-lived assets	—	82,705	—	82,705

Impairment of goodwill	—	2,702	—	2,702

Lease cancellation costs	—	2,403	—	2,403

Inventory write-downs	35,525	—	35,525	—

(Gain) loss on disposition of assets	$(3,251)	$390	$(8,152)	$(1,968)

ONE TIME CHARGES AND BENEFITS

The 2019 and 2018 fourth quarter and full year GAAP results include certain one-time charges.  The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Fourth Quarter 2019			Fourth Quarter 2018
	Pre- Tax	After- Tax	Per Share	Pre- Tax	After- Tax	Per Share
	(unaudited, $ in millions except per share amounts)

GAAP earnings	$4.3	$2.8	$0.05	$(30.3)	$(24.4)	$(0.41)
Inventory write-down	35.5	28.0	0.47	—	—	—
Severance and early retirement expense	4.8	3.7	0.06	—	—	—
Impairment of long-lived assets	—	—	—	85.1	67.2	1.12
Impairment of goodwill	—	—	—	2.7	2.1	0.04
Earnings, excluding one-time items(2)	$44.6	$34.5	$0.58	$57.5	$44.9	$0.75

	Full Year 2019			Full Year 2018
	Pre- Tax	After- Tax	Per Share	Pre- Tax	After- Tax	Per Share
	(unaudited, $ in millions except per share amounts)

GAAP earnings	$189.8	$142.3	$2.37	$114.2	$78.5	$1.31
Inventory write-down	35.5	28.0	0.47	—	—	—
Severance and early retirement expense	4.8	3.7	0.06	—	—	—
Impairment of long-lived assets	—	—	—	85.1	67.2	1.12
Impairment of goodwill	—	—	—	2.7	2.1	0.04
Executive Chairman retirement	—	—	—	18.1	18.1	0.30
Higman transaction fees & expenses	—	—	—	3.3	2.5	0.04
Amendment to employee stock plan	—	—	—	3.9	3.0	0.05
Earnings, excluding one-time items(2)	$230.1	$174.0	$2.90	$227.3	$171.4	$2.86

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2019	2018	2019	2018
Inland Performance Measurements:
Ton Miles (in millions) (3)	3,800	3,677	14,611	14,501
Revenue/Ton Mile (cents/tm) (4)	8.2	7.9	8.4	7.7
Towboats operated (average) (5)	299	285	299	278
Delay Days (6)	3,031	3,249	13,259	10,046
Average cost per gallon of fuel consumed	$2.05	$2.42	$2.06	$2.20

Barges (active):
Inland tank barges			1,053	1,003
Coastal tank barges			49	53
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			23.4	21.8
Coastal tank barges			4.7	5.1

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items.  Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company’s normal operating results.  These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)
Inland marine transportation revenues divided by ton miles.  Example:  Fourth quarter 2019 inland marine transportation revenues of $311,631,000 divided by 3,800,000,000 inland marine transportation ton miles = 8.2 cents.

(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.

(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.